EXHIBIT 5.1

[JAMES L. VANDEBERG LETTERHEAD]

December 12, 2003

Snocone Systems Inc.
#2300 – 1066 West Hastings
Vancouver, BC
Canada
V6E 3X2

Attn: Board of Directors

Re:	Registration Statement on Form S-8 of Snocone Systems Inc.;
Snocone Systems Inc. 2003 Performance Stock Plan

Ladies and Gentlemen:

At your request, I have examined the Registration Statement on Form S-8 (the “Registration Statement”) executed by you on December 10, 2003, and to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of One Million (1,000,000) shares of your common stock, par value of $0.001 per share (the “Common Stock”), which will be issuable under the Snocone Systems Inc. 2003 Performance Stock Plan (the “Plan”).

As your counsel in connection with the Registration Statement, I have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the shares of Common Stock under the Plan (the “Plan Shares”) and such documents as , I have deemed necessary to render this opinion.

Based upon the foregoing, it is my opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to me included in or made a part of the Registration Statement.

Very truly yours,

JAMES L. VANDEBERG.

/s/ James L. Vandeberg

James L. Vandeberg